Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Accenture plc:

We consent to the incorporation by reference in the registration statements (No. 333-142989) on Form S-3 and (No. 333-164737) on Form S-8 of Accenture plc of our report dated October 25, 2010, with respect to the Statement of Financial Condition of the Accenture plc 2010 Employee Share Purchase Plan as of August 31, 2010, and the related Statement of Operations and Changes in Plan Equity for the period February 4, 2010 (Inception) through August 31, 2010, which report appears in the August 31, 2010 annual report on Form 10-K of Accenture plc.

/s/ KPMG LLP

Chicago, Illinois

October 25, 2010